EXHIBIT 11

                      NCS HEALTHCARE, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                         Three Months Ended            Six Months Ended
                                                             December 31,                 December 31,
                                                        ---------------------        --------------------
                                                         1996           1995          1996           1995
                                                        ---------------------        --------------------
Net income (loss) used in calculation of primary
    earnings per share                                  $ 2,889        $  725        $ 4,799        $  (324)
Add impact of assumed conversion of
   subordinated debentures                                   71           124            142            170
                                                        -------        ------        -------        -------
Net income (loss) used in calculation of fully
   diluted earnings per share                           $ 2,960        $  849        $ 4,941        $  (154)
                                                        =======        ======        =======        =======
Weighted average common shares outstanding               16,829         6,177         14,618          6,082
Net effect of dilutive stock options -- Note A              187           772            187            859
                                                        -------        ------        -------        -------
Shares used in calculation of primary earnings
   per share                                             17,016         6,949         14,805          6,941
Add impact of assumed conversion of
   subordinated debentures                                  649         1,035            649            728
                                                        -------        ------        -------        -------
Shares used in calculation of fully diluted
   earnings per share                                    17,665         7,984         15,454          7,669
                                                        =======        ======        =======        =======
Primary net income (loss) per share                     $  0.17        $ 0.10        $  0.32        $ (0.05)
                                                        =======        ======        =======        =======
Fully diluted net income (loss) per share--
   Note B                                               $  0.17        $ 0.11        $  0.32        $ (0.02)
                                                        =======        ======        =======        =======

NOTE A --         Stock options granted within a twelve-month period
                  preceding the Company's initial public offering in February
                  1996 are included as if they were outstanding for all periods presented. The dilutive effect of all options outstanding was calculated using the treasury stock method.

NOTE B --         Fully dilutive net income (loss) per share has not been
                  presented in the Condensed Consolidated Statements of Income because the effect is either immaterial or anti-dilutive.




                                       12